UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CFS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 8, 2010, CFS Bancorp, Inc. mailed a letter to its shareholders. A copy of this letter is set forth below as part of this filing.
April 7, 2010
Dear Fellow Shareholders of CFS Bancorp:
Think Blue. Vote Blue. As noted in previous communications, this year the Company’s PROXY CARD for our April 27, 2010 Annual Meeting of Shareholders is BLUE.
At this important upcoming Annual Meeting, you will be asked to elect two directors to your Board. Your Board of Directors has nominated and unanimously recommends a vote in favor of Thomas F. Prisby, Chairman and Chief Executive Officer of CFS Bancorp, and Frank D. Lester, a current independent member of the Board.
Why elect your Board’s candidates and not the candidate of a group of activist, dissident shareholders (which include three hedge funds) operating under the name “PL Capital Group” (PL)?
•	Your Board of Directors has a Strategic Growth and Diversification Plan that is working, regardless of what PL may tell you. PL has not offered any thoughts for improving or altering the Company’s Plan. PL has not offered any plan of its own for improving the earnings of your Company.

•	With the Plan in place and working, and despite the current challenging economic conditions, now is not the time to make changes in your Board of Directors or in the strategic direction of your Company.

•	The Board of Directors, management and employees of CFS Bancorp have substantial personal ownership of our stock. Our interests are closely aligned with yours, our fellow shareholders. The Board, management and employees and their families beneficially own more stock in CFS Bancorp than do the members of PL. The majority of the stock for which PL’s two principals claim beneficial ownership is not owned by them personally, but is held by various hedge funds for which they serve as principals.

•	PL’s nominee serves as a principal of three hedge funds that also have invested in your Company. We do not believe that John Palmer will be able to be an unbiased representative of all shareholders. How will he balance his obligations to his hedge fund investors with his responsibilities to you as a shareholder of CFS?
OUR CONCLUSION & RECOMMENDATION
We do not believe that electing PL Capital’s nominee is in the Company’s long term best interests.
VOTE ONLY THE BLUE PROXY CARD FOR YOUR BOARD’S DIRECTOR NOMINEES.
Please discard any proxy materials you receive from PL and do not sign or return any white proxy cards.

Your vote is important to us, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return only the BLUE proxy card TODAY. Alternatively, you may vote by telephone or via the internet. To do so, please follow the instructions on your BLUE proxy card or, if your shares are held in an account at a bank or broker, please follow the voting instructions contained on the enclosed voting instruction form. IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT LAUREL HILL, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (888) 742-1305. We thank you for your continued confidence and support.
Best regards,
The Independent Directors of CFS Bancorp, Inc.

/s/ Gregory W. Blaine	/s/ Gene Diamond	/s/ Frank D. Lester
Gregory W. Blaine	Gene Diamond	Frank D. Lester

/s/ Robert R. Ross	/s/ Joyce M. Simon
Robert R. Ross	Joyce M. Simon
IMPORTANT INFORMATION
The Company mailed to shareholders and filed with the Securities and Exchange Commission (SEC) on March 17, 2010 its definitive proxy statement and BLUE proxy card in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s definitive proxy statement and accompanying BLUE PROXY CARD because they contain important information. Shareholders may obtain free of charge the definitive proxy statement, BLUE proxy card and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov, as well as from the Company by contacting Monica F. Sullivan, Vice President/Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests is included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.